UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 15, 2009 (May 13, 2009)

HRPT PROPERTIES TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

1-9317	04-6558834
(Commission File Number)	(IRS Employer Identification No.)

400 Centre Street, Newton, Massachusetts	02458
(Address of Principal Executive Offices)	(Zip Code)

617-332-3990
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

At the Company’s annual shareholders’ meeting held on May 13, 2009, the Company’s shareholders adopted an amendment to the Company’s declaration of trust that authorizes the Company’s board of trustees, or the Board, to effect reverse splits of the Company’s common shares of beneficial interest, or common shares, in order to meet listing requirements of the New York Stock Exchange or other principal securities exchange on which the Company’s common shares are listed for trading or for any other purpose the Board by unanimous vote determines to be in the Company’s best interest.  The Board is now authorized to accomplish reverse splits of the Company’s common shares from time to time by any lawful means.

In addition, on May 13, 2009, the shareholders elected William A. Lamkin as an Independent Trustee in Group II and Adam D. Portnoy as a Managing Trustee in Group II, each for an additional three year term of office until the Company’s annual shareholders’ meeting in 2012 and when his successor shall have been elected and qualified.  Frederick N. Zeytoonjian as an Independent Trustee in Group I and Barry M. Portnoy as a Managing Trustee in Group I, with a term of office expiring in 2011, and Patrick F. Donelan, as an Independent Trustee in Group III, with a term of office expiring in 2010 (and in each case until his successor shall have been elected and qualified), continue to serve as the Company’s other trustees.

On May 13, 2009, we issued a press release announcing the preliminary results of voting by the shareholders at the annual meeting held on such date. A copy of that press release is attached hereto as Exhibit 99.1.

On May 13, 2009, the Company changed its trustee compensation arrangements.  A summary of the Company’s currently effective trustee compensation arrangement is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

On May 13, 2009, the Company granted each of the Company’s trustees 5,000 common shares of beneficial interest, par value $0.01 per share, valued at $4.03, the closing price of the Company’s common shares on the New York Stock Exchange on that day, pursuant to the trustee compensation arrangements described above.

Item 9.01  Financial Statements and Exhibits.

(d)    Exhibits.

The Company hereby files the following exhibits:

3.1	Articles of Amendment to Declaration of Trust dated May 13, 2009.

10.1	Summary of Trustee Compensation.

99.1	Press release dated May 13, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HRPT PROPERTIES TRUST

By:	/s/ John C. Popeo
Name:	John C. Popeo
Title:	Treasurer and Chief Financial Officer

Dated:  May 15, 2009